Exhibit 99.1
TRICO BANCSHARES ANNOUNCES THREE APPOINTMENTS TO ITS BOARD OF DIRECTORS

PRESS RELEASE Contact: Richard Smith
FOR IMMEDIATE RELEASE President & CEO
(530) 898-0300

CHICO, CA – (February 11, 2020) – TriCo Bancshares (the “Company”) (NASDAQ: TCBK) announced today the appointment of Kirsten E. Garen, Margaret L. Kane, and Kimberley H. Vogel to the Board of Directors of the Company (“Board”) and of its wholly-owned subsidiary Tri Counties Bank (the “Bank”), effective February 19, 2020. Garen is EVP, Chief Information Officer for Delta Dental of California, a San Francisco, CA dental benefits company. Kane is President and CEO of Kane Bank Services, a Sacramento, CA bank consulting firm. Vogel is the former president and co-founder of BaseVenture Investing, Inc., a San Rafael, CA cloud-based software company. The new directors are expected to stand for election at the Company’s 2020 Annual Meeting of Shareholders.

“We are pleased to welcome Kirsten, Margaret and Kim at this important next stage of TriCo’s growth,” said Richard Smith, the Company’s President and CEO. “Their depth of knowledge in their respective industries complements the Board’s breadth and talent and will be extremely valuable to the Board as the Company continues to execute on its strategic initiatives. The deep roots of Kim and Kirsten in the San Francisco Bay area and Margaret in the Sacramento area will provide us with added insight into two of our important growth markets. In addition, they will bring fresh ideas to help us address the challenges facing the financial services industry,” added Smith.

The appointments expand the Board to 15 members. The Board of Directors regularly evaluates its composition to ensure the appropriate skill, experience and perspective necessary to drive change and growth for all the Company’s stakeholders. The additions are in advance of the retirements of Bill Casey, Chairman, and Virginia Walker, both of whom will retire at the Company’s annual meeting of shareholders in May 2020 due to a mandatory retirement age provision in the Company’s bylaws. “It has been an honor and privilege to serve our shareholders for over 30 years,” said Chairman Casey. “I have great confidence in our Board and management and look forward to the Company’s continued success,” Casey added.

“Bill has been both a mentor and a great friend since I joined Tri Counties; his wisdom and candor has guided our Board through many economic cycles. Virginia has challenged the Board and management to continue to push for excellence during her over 10-year Board tenure,” said Richard Smith.

In addition, the Board was notified by Thomas G. Atwood, D.D.S that he would not be seeking re-election as a director of the Company and therefore would be retiring from the Board effective May 27, 2020. “Dr. Atwood has been a valuable director since our acquisition of FNB Bancorp and we will miss his guidance,” said Richard Smith.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM and online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by TriCo Bancshares with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and TriCo Bancshares undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.